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                                                                   EXHIBIT 1.2

The Registrar of Companies
Tower Building
George Town
Grand Cayman

                            Re: ASAT HOLDINGS LIMITED

TAKE NOTICE that the following special resolution was passed by the shareholders of the Company on 14 November, 2003:

     "THAT Article 69 in the current Articles of Association of the Company be replaced in its entirety with the following:-

          "The Board shall consist of a minimum of three directors and a maximum of ten directors.""

/s/ Maples and Calder

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Maples and Calder
For and on behalf of
M&C Corporate Services Limited

Date: 2 December, 2003